Exhibit 99.1

Shimmick Corporation Announces Third Quarter 2024 Results

Irvine, CA, November 12, 2024 – Shimmick Corp. (NASDAQ: SHIM), a leading water infrastructure company, today announced financial results for the third quarter ended September 27, 2024.

Third Quarter 2024 and Recent Highlights

•
Settlement in the Company’s Golden Gate Bridge ("GGB") Project which will result in $97 million of cash collected before the end of 2024 and is the last major outstanding legal claim related to its Legacy Projects.
•
Announced the hiring of Ural Yal as Chief Executive Officer to replace Steve Richards who is retiring after a 43-year career.
•
Reported revenue of $166 million, which includes $101 million of Shimmick Project revenue.
•
Reported Shimmick Project gross margin of 6% for the quarter, the highest gross margin reported year-to-date.
•
Recognized a net loss of $2 million and Adjusted EBITDA of $30 million.
•
Backlog is over $834 million as of September 27, 2024, with over 85% being Shimmick Projects.
•
Continued to execute on Transformation Plan.

Golden Gate Bridge Project Settlement:

•
As previously announced, the settlement between a consolidating joint venture of the Company, Shimmick/Danny’s Joint Venture ("SDJV") and the Golden Gate Bridge, Highway and Transportation District (the “District”) was entered into on October 31, 2024.
•
Under the terms of the settlement, SDJV will receive total settlement proceeds of $97 million, a contract change order for reduced scope of work of $6 million and a contract change order for extension of project completion and costs incurred on the GGB Project.
•
The District is required to pay SDJV $97 million before the end of 2024.
•
After paying subcontractor pass-through claims, Shimmick plans to use the remaining proceeds for ongoing operations, including completion of the GGB Project.
•
Shimmick is expected to reach substantial completion of its onsite portions of the project in the third quarter of 2025 with remaining work after that related to a subcontractor’s offsite equipment fabrication activities.

Transformation Plan Update

The Company continues to advance its strategic transformation toward a more capital-efficient business model with optimized operating costs. In addition to the GGB Project Settlement, key progress includes:

•
Hired Ural Yal to replace Steve Richards, who will be retiring after a 43-year career. Ural has extensive knowledge of both the California and the water and critical infrastructure market. Ural will be starting with Shimmick December 2, 2024.
•
Completion of the previously announced sale-leaseback of the Company’s equipment yard in Tracy, California, which resulted in a $17 million gain in the third quarter of fiscal 2024.
•
A strategic decision to enhance the Company’s current enterprise resource planning (ERP) system rather than implementing a new platform which, due to prior investments and remaining contractual obligations, which resulted in a one-time charge of $16 million in the third quarter of fiscal 2024. The Company expects this system upgrade to result in reduced overhead in future periods.

Additional transformation initiatives are progressing as planned. The Company plans to provide further updates in future communications.

“We believe the GGB Project settlement is a major step forward in our progress to a more capital light focused business focused on capturing the growth opportunity in the California water and critical infrastructure market,” said Steve Richards, Chief Executive Officer of Shimmick.

"We don’t expect the election to have a material impact as infrastructure typically has bipartisan support and the recently passed $10 billion water-focused California Proposition 4 should provide additional market support," Mr. Richards continued.

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Revenue	$166	$175	$377	$495
Gross margin	12	$17	(35)	23
Net (loss) income attributable to Shimmick Corporation	(2)	35	(86)	15
Adjusted net income (loss)	24	37	(50)	25
Adjusted EBITDA	30	42	(34)	39
Diluted (loss) income per common share attributable to Shimmick Corporation	$(0.05)	$1.58	$(2.96)	$0.68
Adjusted diluted income (loss) per common share attributable to Shimmick Corporation	$0.72	$1.67	$(1.72)	$1.12

The following table presents revenue and gross margin data for the three and nine months ended September 27, 2024 compared to the three and nine months ended September 29, 2023:

	Three Months Ended		Nine Months Ended
(In millions, except percentage data)	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Shimmick Projects(1)
Revenue	$101	$110	$275	$301
Gross Margin	6	15	10	29
Gross Margin (%)	6%	14%	4%	9%
Foundations Projects(2)
Revenue	$11	$12	$26	$41
Gross Margin	(2)	(1)	(8)	(7)
Gross Margin (%)	(18)%	(12)%	(32)%	(17)%
Legacy Projects(3)
Revenue	$54	$54	$75	$153
Gross Margin	8	3	(37)	1
Gross Margin (%)	15%	6%	(49)%	1%
Consolidated Total
Revenue	$166	$175	$377	$495
Gross Margin	12	17	(35)	23
Gross Margin (%)	7%	10%	(9)%	5%

(1) Shimmick Projects are those projects started after the AECOM Sale Transactions that have focused on water infrastructure and other critical infrastructure.

(2) The Company entered into an agreement to sell the assets of non-core foundation projects in the second quarter of 2024 and is winding down any remaining work during the year. As the revenue will decline during the remainder of the 2024 fiscal year, the Company is reporting revenue and gross margin related to the projects separately for the periods presented ("Foundations Projects").

(3) Legacy Projects are those projects assumed as part of the AECOM Sale Transactions, that were started under AECOM ownership.

Shimmick Projects

Projects started after the AECOM Sale Transactions ("Shimmick Projects") have focused on water infrastructure and other critical infrastructure. Revenue recognized on Shimmick Projects was $101 million and $110 million for the three months ended September 27, 2024 and September 29, 2023, respectively. The $9 million decrease in revenue was primarily the result of a $28 million decrease from lower activity on existing jobs and jobs winding down partially offset by $19 million of revenue from a new water infrastructure job.

Gross margin recognized on Shimmick Projects was $6 million and $15 million for the three months ended September 27, 2024 and September 29, 2023, respectively. The decline in the gross margin was primarily the result of a $12 million decrease in gross margin on existing jobs that are winding down and completing partially offset by a $3 million increase in margin from a new water infrastructure job.

Foundations Projects

The Company entered into an agreement to sell the assets of our non-core Foundations Projects in the second quarter of 2024 and will be winding down any remaining work during the remainder of the 2024 fiscal year. As a result, revenue from Foundations Projects will decline during the remainder of the 2024 fiscal year. Revenue recognized on Foundations Projects was $11 million and $12 million for the three months ended September 27, 2024 and September 29, 2023, respectively. The decline in revenue was the result of timing of jobs winding down.

Gross margin recognized on Foundations Projects was $(2) million and $(1) million for the three months ended September 27, 2024 and September 29, 2023, respectively. The decline in gross margin was the result of cost overruns and jobs winding down.

Legacy Projects

As part of the AECOM Sale Transactions, we assumed the Legacy Projects and backlog that were started under AECOM. Legacy Projects revenue was flat at $54 million for each of the three months ended September 27, 2024 and September 29, 2023. Included in the quarter is a $31 million adjustment to revenue to reflect the GGB Project settlement amount. Without the adjustment, Legacy Project revenue would have declined by $31 million reflecting the continued wind down of the Legacy Projects.

Gross margin was $8 million and $3 million for the three months ended September 27, 2024 and September 29, 2023, respectively. The increase in gross margin was primarily as a result of the GGB Project settlement which was partially offset by continued impacts of Legacy Projects winding down, as well as additional legal fees to pursue contract modifications and recoveries and additional cost overruns on other Legacy Loss Projects (as defined below).

A subset of Legacy Projects ("Legacy Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Legacy Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Legacy Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects. Revenue recognized on these Legacy Loss Projects was $49 million and $27 million for the three months ended September 27, 2024 and September 29, 2023, respectively. The increase was primarily as a result of the GGB Project settlement discussed above, partially offset by continued impacts of other Legacy Loss Projects winding down. Gross margin recognized on these Legacy Loss Projects was $10 million and $(1) million for the three months ended September 27, 2024 and September 29, 2023, respectively, the increase of which is primarily as a result of the GGB Project settlement.

Selling, general and administrative expenses

Selling, general and administrative expenses remained approximately flat period over period.

Equity in earnings of unconsolidated joint ventures

Equity in earnings of unconsolidated joint ventures was $1 million, compared to earnings of $3 million in the prior year period. The decrease was primarily driven by increased costs due to schedule extensions experienced during the nine months ended September 27, 2024.

Gain on sale of assets

Gain on sale of assets decreased by $13 million primarily due to the gain recognized on the sale of non-core business contracts for $30 million during the three months ended September 29, 2023 that did not reoccur during the nine months ended September 27, 2024, partially offset by the $17 million gain recognized on the transaction for the sale-leaseback of our equipment yard in Tracy, California during the three months ended September 27, 2024.

ERP pre-implementation asset impairment and associated costs

ERP pre-implementation asset impairment and associated costs increased by $16 million due to the strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior capitalized costs and remaining contractual obligations, resulted in a one-time charge of $16 million recorded in the three months ended September 27, 2024.

Interest expense

Interest expense increased by $2 million primarily due to interest charges on the Credit Facility which was not entered into until May 20, 2024.

Other expense, net

Other expense, net remained approximately flat period over period.

Income tax expense

Income tax expense was flat period over period. Due to an expected tax loss for fiscal year ending 2024, no taxable income or tax expense is anticipated for 2024, and no taxable income was recorded for the prior year three months ended September 29, 2023.

Net (loss) income

Net (loss) income decreased by $36 million to a net loss of $2 million for the three months ended September 27, 2024, primarily due to an increase in ERP pre-implementation asset impairment and associated costs of $16 million, a decrease in gain on the sale of assets of $13 million, decrease in gross margin of $5 million, increase of interest expense of $2 million and decrease in equity in earnings of unconsolidated joint ventures of $2 million all as described above.

Diluted loss per common share was $(0.05) for the three months ended September 27, 2024, compared to diluted income per common share of $1.58 for the same period in 2023.

Adjusted net income was $24 million for the three months ended September 27, 2024, compared to an adjusted net income of $37 million for the same period in 2023.

Adjusted diluted income per common share was $0.72 for the three months ended September 27, 2024, compared to $1.67 for the same period in 2023.

Adjusted EBITDA was $30 million for the three months ended September 27, 2024, compared to $42 million for the same period in 2023.

Fiscal Year 2024 Guidance

For the full 2024 fiscal year, we now expect:

•
After excluding Foundations Projects revenue of $64 million for the fiscal year ending December 29, 2023, Shimmick Projects revenue to remain generally flat with gross margin between 4 to 7 percent
•
Legacy Projects revenue of $90 to $95 million with negative gross margin of (40%) to (50%), due to the Legacy Loss Project settlement, additional costs recorded for a Legacy Loss Project related to pending change orders and other cost overruns

Conference Call and Webcast Information

Shimmick will host an investor conference call Tuesday, November 12, at 8:30 am EST. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing (877)-869-3847, or for international callers, (201)-689-8261. A replay will be available two hours after the call and can be accessed by dialing (877)-660-6853, or for international callers, (201)-612-7415. The passcode for the live call and the replay is 13749091. The replay will be available until 11:59 p.m. (ET) December 3, 2024. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by visiting the Investors section of the Company’s website at www.shimmick.com. The online replay will be available for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is a leading provider of water and critical infrastructure solutions throughout California and nationwide. Shimmick has a long history of working on all types of complex projects, ranging from the world’s largest wastewater recycling and purification system in California to the iconic Hoover Dam. According to Engineering News Record, in 2024, Shimmick was nationally ranked as a top ten builder of water supply (#8), dams and reservoirs (#6), and water treatment and desalination plants (#7). Shimmick consistently achieves project excellence through its experienced and dedicated workforce and a continued commitment towards delivering on our client’s goals.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss and EBITDA; our growth prospects; our expectations regarding profitability; ; our expectations regarding reducing overhead in future periods by enhancing our current enterprise resource planning system to; our strategic transformation towards becoming more capital-efficient business; our plans to use the proceeds from the GGB settlement; our expectations regarding substantially completing our onsite portions of the GGB project; our continued successful adjustment to being a public company following our initial public offering; our expectations regarding successful partnerships with our new investors; our capital plans and expectations related thereto, and our statements regarding our CEO transition. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our limited operating history as an independent company following our separation from AECOM; our inability to obtain bonding; our relationship and transactions with our prior owner, AECOM, and requirements to make future payments to AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contact backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and health emergencies; commodity products price fluctuations and inflation and/or elevated interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; uncertain political conditions (including as a result of the 2024 elections) and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza Strip and the conflict in the Red Sea Region; our ability to timely file reports with the Securities and Exchange Commission; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 29, 2023 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss Attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss Attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a legacy loss project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 27,	December 29,
	2024	2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$25,962	$62,939
Restricted cash	611	971
Accounts receivable, net	53,516	54,178
Contract assets, current	127,518	125,943
Prepaids and other current assets	13,582	13,427

TOTAL CURRENT ASSETS	221,189	257,458

Property, plant and equipment, net	21,396	46,373
Intangible assets, net	7,312	9,244
Contract assets, non-current	49,159	48,316
Lease right-of-use assets	25,996	23,855
Investment in unconsolidated joint ventures	19,936	21,283
Deferred tax assets	-	17,252
Other assets	1,749	2,871

TOTAL ASSETS	$346,737	$426,652

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$69,441	$81,589
Contract liabilities, current	97,627	115,785
Accrued salaries, wages and benefits	29,400	26,911
Accrued expenses	62,782	33,897
Other current liabilities	18,926	13,071

TOTAL CURRENT LIABILITIES	278,176	271,253

Long-term debt, net	39,903	29,627
Lease liabilities, non-current	17,117	15,045
Contract liabilities, non-current	-	3,215
Contingent consideration	4,718	15,488
Deferred tax liabilities	-	17,252
Other liabilities	5,850	4,282

TOTAL LIABILITIES	345,764	356,162

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value, 100,000,000 shares authorized as of September 27, 2024 and December 29, 2023; 33,738,739 and 25,493,877 shares issued and outstanding as of September 27, 2024 and December 29, 2023, respectively	338	255
Additional paid-in-capital	40,543	24,445
Retained (deficit) earnings	(39,749)	46,537
Non-controlling interests	(159)	(747)

TOTAL STOCKHOLDERS' EQUITY	973	70,490

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$346,737	$426,652

Shimmick Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2024	2023	2024	2023
Revenue	$166,035	$175,448	$376,684	$494,744
Cost of revenue	153,846	158,436	411,485	471,967
Gross margin	12,189	17,012	(34,801)	22,777
Selling, general and administrative expenses	12,985	14,022	47,878	47,841
ERP pre-implementation asset impairment and associated costs	15,708	—	15,708	—
Total operating expenses	28,693	14,022	63,586	47,841
Equity in earnings (loss) of unconsolidated joint ventures	812	2,577	(779)	9,570
Gain on sale of assets	16,896	30,069	20,585	31,749
Income (loss) from operations	1,204	35,636	(78,581)	16,255
Interest expense	1,977	412	4,370	1,020
Other expense, net	791	393	3,335	48
Net (loss) income before income tax	(1,564)	34,831	(86,286)	15,187
Income tax expense	—	—	—	—
Net (loss) income	(1,564)	34,831	(86,286)	15,187
Net income attributable to non-controlling interests	—	264	—	257
Net (loss) income attributable to Shimmick Corporation	$(1,564)	$34,567	$(86,286)	$14,930
Net (loss) income attributable to Shimmick Corporation per common share
Basic	$(0.05)	$1.58	$(2.96)	$0.68
Diluted	$(0.05)	$1.58	$(2.96)	$0.68

Shimmick Corporation

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended
	September 27,	September 29,
	2024	2023

Cash Flows From Operating Activities
Net (loss) income	$(86,286)	$15,187
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	3,304	1,547
Depreciation and amortization	11,646	13,186
Equity in loss (earnings) of unconsolidated joint ventures	779	(9,570)
Return on investment in unconsolidated joint ventures	610	14,220
ERP pre-implementation asset impairment	10,428	-
Gain on sale of assets	(20,585)	(31,749)
Other	1,892	111
Changes in operating assets and liabilities:
Accounts receivable, net	663	(12,012)
Contract assets	(2,418)	(10,134)
Accounts payable	(12,149)	24,221
Contract liabilities	(18,157)	(41,797)
Accrued salaries, wages and benefits	2,489	(2,073)
Accrued expenses	34,165	(22,042)
Other assets and liabilities	7,436	(3,871)
Net cash used in operating activities	(66,183)	(64,776)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(9,963)	(6,140)
Proceeds from sale of assets	31,608	34,983
Unconsolidated joint venture equity contributions	(3,460)	(19,670)
Return of investment in unconsolidated joint ventures	204	3,980
Net cash provided by investing activities	18,389	13,153
Cash Flows From Financing Activities
Net borrowings on Credit Facility	42,000	—
Net (repayments of) borrowings on Revolving Credit Facility	(29,619)	33,722
Other, net	(1,924)	(1,028)
Net cash provided by financing activities	10,457	32,694
Net decrease in cash, cash equivalents and restricted cash	(37,337)	(18,929)
Cash, cash equivalents and restricted cash, beginning of period	63,910	82,085
Cash, cash equivalents and restricted cash, end of period	$26,573	$63,156
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	$25,962	$61,862
Restricted cash	611	1,294
Total cash, cash equivalents and restricted cash	$26,573	$63,156

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net income and Adjusted Diluted Earnings Per Common Share

Adjusted net income represents Net (loss) income attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

We have included Adjusted net income in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net income can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net income provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net income as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net income does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net income does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net income or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net income alongside Net (loss) income attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net (loss) income attributable to

Shimmick Corporation and Adjusted net income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
(In thousands)	2024	2023	2024	2023
Net (loss) income attributable to Shimmick Corporation	$(1,564)	$34,567	$(86,286)	$14,930
Transformation costs (1)	1,924	-	4,532	-
Stock-based compensation	1,337	496	3,304	1,547
ERP pre-implementation asset impairment and associated costs(2)	15,708	-	15,708	-
Legal fees and other costs for Legacy Projects (3)	6,436	1,708	11,796	6,346
Other (4)	414	(109)	860	1,808
Adjusted net income	$24,255	$36,662	$(50,086)	$24,631
Adjusted net income attributable to Shimmick Corporation per common share
Basic	$0.72	$1.67	$(1.72)	$1.12
Diluted	$0.72	$1.67	$(1.72)	$1.12

(1) Consists of transformation-related costs we have incurred including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior investments and remaining contractual obligations, resulted in a one-time charge of approximately $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with AECOM.

Adjusted EBITDA

Adjusted EBITDA represents our Net (loss) income attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Legacy Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net (loss) income attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net (loss) income attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
(In thousands)	2024	2023	2024	2023
Net (loss) income attributable to Shimmick Corporation	$(1,564)	$34,567	$(86,286)	$14,930
Depreciation and amortization	3,447	4,637	11,646	13,186
Interest expense	1,977	413	4,370	1,020
Income tax expense	-	-	-	-
Transformation costs (1)	1,924	-	4,532	-
Stock-based compensation	1,337	496	3,304	1,547
ERP pre-implementation asset impairment and associated costs(2)	15,708	-	15,708	-
Legal fees and other costs for Legacy Projects (3)	6,436	1,708	11,796	6,346
Other (4)	414	(109)	860	1,808
Adjusted EBITDA	$29,679	$41,712	$(34,070)	$38,837

(1) Consists of transformation-related costs we have incurred including advisory costs as we settle outstanding claims, exit the Legacy Projects and transform the Company into a water-focused business.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior investments and remaining contractual obligations, resulted in a one-time charge of approximately $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Legacy Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with AECOM.